Exhibit 10.40


                                Letter of Intent

This Letter of Intent ("LOI") made this 15th day of May, in the year 2002 by and between: CEO America, Inc. a Delaware Corporation, (CEO) and Schimatic Cash Transactions Network.com, Inc., a Florida USA corporation with its head office at 26800 Laguna Hills Dr. Suite 100, Aliso Viejo, CA 92656. dba Smart Chip Technologies, LLC ("SCTN").

CEO America Inc , for consideration (the "Consideration") as outlined below, intend to arrange with SCTN for the joint exploitation through CEO of certain Intellectual Property and related assets that are listed on Exhibit "A" attached ("Assets") of SCTN.

This letter shall also serve as an expression of the intention of CEO and SCTN to proceed expeditiously to negotiate, draft and execute a definitive purchase agreement (the "Agreements"). The Agreements, when executed, will reflect the terms of this letter, along with such representations and warranties, covenants, agreements and other terms and conditions as are typical of transactions of this size and such additional terms and conditions as the parties may agree. The parties to the Agreement shall include CEO and SCTN and their representatives who, as agreed by both parties are necessary to complete the transaction. The following is a summary of certain principal terms and conditions of the proposed transaction:

1) Asset Conveyance
SCTN will convey to CEO, for the Consideration, the Assets listed on Exhibit "A" attached as provided by SCTN, subject to an exclusive license retained by SCTN as provided below. CEO America will acquire all of the assets free and clear of any lien, claim or interest of any other party, except the exclusive license retained by SCTN as provided below.

2) Sale and transfer of IP
The LOI is intended to establish the basic principles for the absolute conveyance of SCTN intellectual properties included in the Assets to CEO, which will own such intellectual properties, subject to an exclusive license back to SCTN for all intellectual property. Intellectual property is defined to include software and patents representing SCTN's loyalty solution (the "SCTN IP"). CEO will however have the right to use the IP for its CREDITZ system in America, at a licensing fee reflecting [xx]% discount from the normal rate that SCTN regularly charges unaffiliated customers. Prior to the second payment paid to SCTN by CEO there will be a mutually agreed upon license agreement extended to CEO.

The SCTN IP and Patent will be placed in a mutually satisfactory Escrow Trust Account upon signing of this agreement, and will be transferred to CEO on or before full payment of the Five Hundred Thousand ($500,000) Consideration described below and the execution of a mutually acceptable exclusive license agreement to SCTN.

3) Consideration
For the purposes of this letter of agreement and all future agreements all consideration is in US dollars.

CEO will pay SCTN ($500,000) Five Hundred Thousand as follows: ($150,000) One Hundred and Fifty Thousand, upon signing this agreement (see due diligence); ($350,000) Three Hundred and Fifty Thousand, on or about 21 days following signing this agreement.

SCTN will submit a list of expenses to CEO for review and payment. All of which will be administered in the following manner:

 DS                                                                         DV

Prior to due diligence CEO will deposit in an escrow account arranged for the purpose of this transaction, in an approved money center bank, the amount of One Hundred and Fifty Thousand dollars ($150,000), to be applied to the total Consideration to SCTN. CEO America will deposit an additional Three Hundred Fifty Thousand dollars ($350,000) on or about 21 days of the signing of this Letter into the same escrow account.

The escrow agent will have express written instructions to pay certain expenses, not to exceed Two Hundred Fifty Thousand dollars ($250,000), approved by CEO. The remaining Two Hundred Fifty Thousand dollars ($250,000) or more will be used as necessary for negotiating settlement of the SCTN tax liability, and the remainder will be released to SCTN upon approval of a payment schedule by the tax authorities.

In addition, CEO understands that certain Note Holders of SCTN, representing approximately $2 million dollars in outstanding liability to SCTN, have agreed or will agree that should this Letter of Intent be accepted by the board of SCTN, these note holders will agree to convert this outstanding liability to a non-preferred equity position.

As additional Consideration. Both parties shall issue and deliver to the other that number of shares of its common stock that, when issued, shall issue 20% of the common stock of the respective company, on a fully diluted basis.

4) Due Diligence
The above item (3) is contingent on up to two days of due diligence within 10 days of acceptance of the Letter of Intent. CEO will conduct its due diligence with the cooperation of the SCTN management and board. In a reasonable manner CEO will be allowed to examine all of the pertinent data and information related to the Acquired Assets, including but not limited to:

         (a)      Evaluation and Verification Human Relations and on Insurance
                  Coverage

         (b)      Patent documentation and related information

         (c)      Complete shareholder list

         (d) Review all intellectual Property, Patent and related software and hardware with all related corporate advisors

         (e) Compete list of creditors including note holders and executed Promissory and/or Convertible Notes

         (f) Current expenses and projected expenses for the next two months

         (g)      Accounting of deferred compensation.

Mutual due diligence of CEO America Inc. will not be unreasonable withheld by CEO

5) Tax liability resolution
CEO will participate, as the lead in the negotiation of settling the balance of SCTN's tax liability. Any remaining amount will become a joint liability of CEO and SCTN after 120 days of this agreement regardless of these negotiations.

Except to the extent CEO expressly assumes liabilities in writing, CEO shall not assume any liabilities contingent or otherwise, known or unknown, arising from or related to the operation or activities of SCTN, its directors, officers, agents, or otherwise. SCTN shall defend, indemnify and hold CEO harmless with respect to all such liabilities and in connection with any representations, warranties, covenants and agreements contained in the Agreement.

                                       2
 DS                                                                         DV

6) Other investments and royalty considerations
CEO commits to include in it's current financing plan $5 million dollars specifically directed to SCTN, budgeted by the board as may be required, subject to review of a share reverse split of SCTN and all regulatory issues settled and in good standing, the intention of which is to position the companies for a possible future merger beneficial to both parties.

The $5 million raised by CEO will be directed to SCTN as budgeted by the board of SCTN, paid to SCTN at the rate of Five Hundred Thousand dollars ($500,000) every sixty (60) to ninety (90) days, or as required. Not less than 50% will go directly to the technology development costs.

There will be a royalty guarantee to CEO of $500,000 after 2nd year and $1 Million for the third and $2 Million every subsequent year, which will be calculated and deducted from the negotiated royalty that CEO America Inc. is required to pay under its License agreement with SCTN. Should SCTN default CEO will defer payment or exchange any outstanding amounts for shares in SCTN at whatever the current price is at that time.

CEO will also include SCTN, wherever appropriate, as a participant, in contracts and alliances of CEO. This will extend to include the current deployment plan of CREDITZ in California and Houston, Texas.

The board will make available one seat on the board of SCTN to be mutually agreed upon as to the most appropriate time to do so.

7) Conduct of Business
Following execution of this letter, SCTN agrees to (i) conduct its business as it is presently conducted, (ii) maintain the information relating to the acquired assets, (iii) not sell, dispose of, or disseminate any information relating to the assets, or properties therein, except upon receipt of the written consent of CEO.

8) Solicitation
Subject to SCTN's fiduciary obligations in general, neither SCTN nor their respective employees, Agents, or other outside parties that may or may not be related to the SCTN, will in any way solicit any competitive offers to acquire the assets specified in this letter.

9) Compliance
Acquisition of the Acquired Assets complies with all Federal and State Securities regulations. Should the CEO be required to "tender" interests of individual investors who may have certain rights in the Acquired Assets, the term of this letter shall be extended in order to complete the acquisition.

10) Fees and Costs
CEO and SCTN shall each individually be responsible for their respective costs associated with the acquisition of the Acquired Assets, including any investment banking, brokerage, consulting, legal, accounting or other fees or costs arranged or incurred by such party in the course of facilitating and closing this transaction.

11) Non-Disclosure
SCTN and CEO hereby agree not to disclose (except to their respective attorneys, accountants, employees, officers or directors on a confidential and need-to-know basis) any of the terms and conditions contained in this letter and/or the fact that discussions are ongoing without the consent of the other parties unless counsel to the disclosing party deems such disclosures required by law. SCTN and CEO agree to consult with each other as to the form and substance of any press release or any other public disclosure of the matters covered in this letter, provided, that this shall not prohibit SCTN or CEO from making any disclosure which its respective counsel deems required by law.

                                       3
 DS                                                                         DV

12) Additional Conditions
This proposal and the transactions contemplated hereby are subject, among others, to the following conditions (which can in the sole discretion of CEO be waived): (a) all necessary corporate, regulatory or similar approvals, if any, shall have been obtained; (b) there shall have been no material adverse change in the acquired Assets other than those of which it has no control; (c) CEO shall have completed its due diligence and be satisfied with the results, and, if necessary, shall have reflected those results in the Agreement; (d) SCTN shall have good and marketable title to the acquired Assets; and, (e) the parties shall have signed the Agreement.

It is understood and agreed that this letter of intent is a summary of certain principal terms of the proposal intended to be included in the Agreement and, except for paragraphs 6, 7, 8, and 9, shall be non-binding on the parties. Except as set forth in paragraphs 2(b), 6, 7 and 8, neither party shall be required to take any further action, nor shall any liability attach, if either party elects to discontinue negotiating with regard to the proposed transaction before the Agreement is negotiated and executed.

13) Additional Conditions
Should CEO after its due diligence period not complete the transaction with either the first and/or second payment on or before 21 days following acceptance of this Letter, SCTN may option to repay CEO any payment in full plus any and all legal costs incurred by CEO America Inc. upon which the IP and Patent shall be returned to SCTN free and clear of any lien, claim or interest of any other party. This agreement shall continue to be in force until such time as either party notifies the other party in writing.

For further clarity, this does not give SCTN the right or option to change, alter, cancel this agreement of any part thereof, except in the event where CEO does not complete its 2nd payment to SCTN within 21 days following acceptance of this letter.

This letter supercedes any and all prior correspondence, letters, or agreements received between the parties. It is our desire to move expeditiously towards the completion of this transaction on the basis of the terms and conditions contained herein. To help accomplish this goal, if you are in agreement with the foregoing, would you please indicate by signing and returning the attached copy of this letter to the Undersigned. Nevertheless, in the event that a signed copy of this letter is not received within 24 hours of the date of this letter, it will be assumed that that there is no further in the terms of this letter and it will be deemed automatically withdrawn.

                                               Very truly yours,

                                                /s/ David Vaters
                                               ---------------------------
                                               David Vaters,
                                               President/CEO
                                               CEO America, Inc.


Agreed to and Accepted this 17 day of May, 2002 by:

Signed by /s/ D. J. Simon, Chairman & CEO
Authorized Signature of
Officer of Schimatic Cash Transactions Network.com, Inc
dba Smart Chip Technologies, LLC.

                                       4